EXECUTION COPY
ASSET PURCHASE AGREEMENT
between
RESIDENTIAL FUNDING COMPANY, LLC,
EQUITY INVESTMENTS II, LLC
and
GMAC COMMERCIAL FINANCE LLC
August 27, 2007

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Page

11.10 Waiver of Jury Trial	A-25
11.11 Schedules	A-25
11.12 Incorporation	A-26
11.13 Complete Agreement	A-26
11.14 Disclaimer	A-26
11.15 Public Announcements	A-26
11.16 Further Assurances	A-26

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Exhibits

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Transition Services Agreement
Exhibit D	Employee Leasing Agreement
Schedules

Schedule 1.1	Sellers’ Knowledge
Schedule 2.1(e)	Equipment
Schedule 2.1(h)	Financing Agreements and Receivables Documents
Schedule 2.2(a)	Real Property Leases
Schedule 2.2(c)	Other Transferred Contracts
Schedule 2.2(d)	Permits
Schedule 2.2(e)	Commitments
Schedule 2.3	Excluded Assets
Schedule 2.4	Assumed Obligations
Schedule 3.2	Title
Schedule 3.4	Financial Statements
Schedule 3.5	Material Adverse Change
Schedule 3.7	Litigation and Other Disputes
Schedule 3.9	Financing Agreements
Schedule 3.10	Compliance with Laws
Schedule 3.11	Sufficiency of Assets
Schedule 3.14	Receivables
Schedule 3.15	Bank Accounts
Schedule 3.16	Insurance
Schedule 3.18	Licenses and Permits
Schedule 3.19(a)	Transferred IT Assets
Schedule 3.19(b)	Transferred Intellectual Property
Schedule 3.19(c)	Ownership of Transferred Intellectual Property
Schedule 3.19(d)	Development of IT Assets

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ASSET PURCHASE AGREEMENT
      This ASSET PURCHASE AGREEMENT is entered into on the 27th day of August, 2007 between Residential Funding Company, LLC, a Delaware limited liability company (“RFC”), Equity Investments II, LLC, a Delaware limited liability company (“Equity Investments” and, together with RFC, “Sellers”), and GMAC Commercial Finance LLC, a Delaware limited liability company (“Purchaser”).
      WHEREAS, each Seller and Purchaser is a direct or indirect wholly owned subsidiary of GMAC LLC, a Delaware limited liability company (“GMAC”);
      WHEREAS, Sellers own all of the assets and liabilities of GMAC’s health care finance business (including the related loan origination and servicing platform), which provides debt capital to health care providers primarily in the health care services sector (the “Business”);
      WHEREAS, each Seller desires to sell, assign and transfer to Purchaser, and Purchaser desires to purchase and take assignment and delivery from Sellers, substantially all of the assets used in the Business, and each Seller desires to assign to Purchaser, and Purchaser desires to assume from Sellers, certain of the liabilities related to the Business;
      NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Sellers and Purchaser agree as follows:
ARTICLE 1.
Definitions; Interpretation
      1.1     Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Adjustment Report” shall have the meaning set forth in Section 2.6(b)(iv).

“Advances” means any loan or extension of credit to or for the benefit of a Borrower under a Financing Agreement.

“Affiliate” means any Person controlling, controlled by or under common control with another “Person”; for purposes of this definition only, “control” shall mean the ownership, directly or indirectly, of 50% or more of the outstanding common stock or other equity interest of a Person.

“Agreement” means this Asset Purchase Agreement, including all Appendices, Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

“Allocation Schedule” shall have the meaning set forth in Section 10.4.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Sellers and Purchaser substantially in the form of Exhibit A.

“Assumed Obligations” shall have the meaning set forth in Section 2.4.

“Bank Accounts” shall have the meaning set forth in Section 2.1(a).

“Basket Amount” shall have the meaning set forth in Section 9.4(a).

“Benefit Plan” each “employee benefit plan” (as defined in sections 3(3) of ERISA), other than a Multiemployer Plan, and each retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding which does not constitute an employee benefit plan, which is maintained or contributed to by Seller and which covers any Employee or in which any Employee participates or is eligible to participate.

“Bill of Sale” means the Bill of Sale with respect to the sale and purchase of the Transferred Assets of Sellers substantially in the form of Exhibit B.

“Borrowers” shall have the meaning set forth in Section 2.1(h).

“Business” shall have the meaning set forth in the recitals.

“Business Day” means any day of the year, other than (a) any Saturday or Sunday or (b) any other day on which banks located in Minneapolis, Minnesota or New York, New York generally are closed for business.

“Closing” means the closing of the transactions contemplated hereby.

“Closing Date” shall have the meaning set forth in Section 2.7.

“Closing Date Purchase Price” shall have the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning set forth in Section 2.1(h).

“Commitments” means the outstanding commitment letters and letters of intent relating to prospective borrowers under financing agreements as set forth on Schedule 2.2(e).

“Consents” shall have the meaning set forth in Section 5.2.

“Contracts” means any contract, agreement, lease or permit to which a Seller is a party.

“Dispute Firm” shall have the meaning set forth in Section 2.6(b)(iii).

“Dispute Notice” shall have the meaning set forth in Section 2.6(b)(iii).

“Disputing Party” shall have the meaning set forth in Section 2.6(b)(iii).

“Employee Leasing Agreement” means the Employee Leasing Agreement substantially in the form of Exhibit D.

“Employee Leasing Expiration Date” shall have the meaning set forth in Section 5.3.

“Employees” shall mean those individuals who, as of the Closing Date, are employees of RFC with respect to the Business, whether or not such individual is actively at work on the Closing Date, including those individuals who are on vacation, short-term disability, disability covered by worker’s compensation, or approved leave of absence.

“Equipment” shall have the meaning set forth in Section 2.1(e).

“Equity Investments” shall have the meaning set forth in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Obligations” shall have the meaning set forth in Section 2.5.

“Final Valuation” shall have the meaning set forth in Section 2.6(b)(iv).

“Financial Statements” shall have the meaning set forth in Section 3.4.

“Financing Agreements” shall have the meaning set forth in Section 2.1(h).

“GAAP” means United: States generally accepted accounting principles in effect from time to time.

“GMAC” shall have the meaning set forth in the recitals.

“Governmental Authority” means any U.S. federal, state, provincial or municipal entity, any foreign government and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.

“Hazardous Materials” shall have the meaning set forth in Section 3.13(d).

“Indemnification Cap” shall have the meaning set forth in Section 9.4(b).

“Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article 9.

“Indemnifying Person” means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article 9.

“Initial Notice” shall have the meaning set forth in Section 9.6.

“Intellectual Property” means domestic and foreign: (a) registered and unregistered trade names, trademarks, service marks, applications for trademarks and applications for service marks; (b) patent registrations and patent applications; (c) trade secrets; and (d) copyrights, claims for copyrights, copyright registrations and copyright applications that, in each case, are owned by or licensed to a Seller.

“Intercompany Borrowings” means any and all liabilities of the Business with respect to intercompany borrowings as of the Closing Date.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

“Lease Real Property” means the real property located in Dallas, Texas that is subject to the Real Property Lease.

“Lien” means any title defect, conflicting or adverse claim of ownership, mortgage, deed of trust, hypothecation, security interest, lien, pledge, claim, right of first refusal, option, charge, restrictive covenant, lease, order, decree, judgment, stipulation, settlement, attachment, objection or other encumbrance of any nature whatsoever.

“Loss” or “Losses” means any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, Liens, penalties, fines, demands, assessments, awards, judgments, settlements, costs and expenses, including (a) court costs and similar costs of litigation, (b) reasonable attorneys’ and consultants’ fees, including those incurred in connection with (i) investigating or attempting to avoid the matter giving rise to the Losses or (ii) successfully establishing a valid right to indemnification for Losses and (c) interest awarded as part of a judgment or settlement, if any, but in any event shall exclude consequential, punitive, special or incidental damages or lost profits claimed, incurred or suffered by any Indemnified Person (which exclusion does not include any consequential, punitive, special or incidental damages or lost profits for which such Indemnified Person is liable to a third party).

“Material Adverse Effect” means any condition, circumstance, change or effect, that individually or when taken together with all other conditions, circumstances, changes or effects is materially adverse to the Business or Transferred Assets; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include any condition, circumstance, change or effect to the Business, the Parent Business or Transferred Assets resulting from (a) changes to the industry or markets in which the Business, the Parent Business or Transferred Assets are operated that are not unique to the Business, the Parent Business or Transferred Assets, (b) the announcement or disclosure of the transactions contemplated herein, (c) general economic, regulatory or political conditions or changes in the countries in which the Business, the Parent Business or Transferred Assets are operated, (d) military action or acts of terrorism, (e) changes in Law, or (f) compliance with the terms of this Agreement; and provided, further, that in the case of each of clauses (a), (c), (d), (e) and (f), the Business, the Parent Business or Transferred Assets are not materially disproportionately affected by such condition, circumstance, change or effect compared to other Persons engaged in the conduct of businesses similar to the Business.

“Multiemployer Plan” shall mean any “multiemployer plan,” as defined III section 4001(a)(3) of ERISA.

“Notes Receivable” shall have the meaning set forth in Section 2.1(h).

“Other Current Assets” shall have the meaning set forth in Section 2.1(g).

“Other Transferred Contracts” shall have the meaning set forth in Section 2.2(c).

“Parent Business” means the businesses of RFC and its parent, ResCap, taken as a whole.

“Payor” means the payor, obligor or other Persons obligated to make payments with respect to any Receivable, including any seller, transferor or guarantor thereof.

“Permits” shall have the meaning set forth in Section 2.2(d).

“Permitted Liens” means: (a) Liens arising by operation of Law for Taxes not yet due and payable; (b) Liens arising under the Financing Agreements; and (d) Liens that would not reasonably be expected to have a Material Adverse Effect or to adversely affect or impair the value of the Business or the Transferred Assets or the use of the Transferred Assets in the ordinary course of business.

“Person” means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organization in any jurisdiction.

“Purchase Price” shall have the meaning set forth in Section 2.6(a).

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Real Property Lease” shall have the meaning set forth in Section 2.2(a).

“Receivables” means all owned and serviced Notes Receivable, loans and other accounts receivable of Sellers.

“Receivables Documents” shall have the meaning set forth in Section 2.1(h).

“ResCap” means Residential Capital, LLC, a Delaware limited liability company that owns all of the outstanding common membership interests in RFC.

“RFC” shall have the meaning set forth in the recitals.

“Second Adjustment Report” shall have the meaning set forth in Section 2.6(b)(iv).

“Second Dispute Notice” shall have the meaning set forth in Section 2.6(b)(iv).

“Second Dispute Report” shall have the meaning set forth in Section 2.6(b)(iv).

“Second Disputing Party” shall have the meaning set forth in Section 2.6(b)(iv).

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.3.

“Sellers” shall have the meaning set forth in the preamble.

“Sellers’ Knowledge,” or variations thereof, means the actual knowledge of the executive officers and directors of Sellers set forth on Schedule 1.1.

“Straddle Period” shall have the meaning set forth in Section 10.2(b).

“Straddle Period Taxes” shall have the meaning set forth in Section 10.2(b).

“Tax” or “Taxes” mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), goods and services, sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by the United States, Canada or any Governmental Authority, including any interest, penalties or additions to tax related thereto imposed by any Governmental Authority (including any interest or penalties with respect to such Taxes).

“Tax Benefit” means (a) the present value of any refund, credit or reduction in otherwise required Tax payments including any interest payable thereon, less (b) the present value of any required Tax payments, which present value shall be computed as of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction, or such Tax payment, arises or is reasonably estimated to be actually utilized or paid, whichever is later, (i) using the effective Tax rate of the Indemnified Person (which, in the case of an Indemnified Person that is a reporting company under the Securities Exchange Act of 1934, as amended, shall be as reported in its Form 10-K filed with the Securities and Exchange Commission) for the Tax Period with respect to such Tax under applicable Tax laws on such date and (ii) using the interest rate on such date imposed on corporate deficiencies paid within 30 days of a notice of proposed deficiency under the Code or other applicable Tax laws. Any Tax Benefit shall be computed net of any directly related Tax detriment, including the present value of a reduction in depreciation or amortization deductions as a result of an adjustment to the Purchase Price. The amount of any Tax detriment shall be computed in the same manner in which Tax Benefits are otherwise computed pursuant to this definition.

“Tax Period” or “Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means all returns and reports of or with respect to Taxes required to be filed with any Governmental Authority or depository.

“Tax Statute of Limitations Date” with respect to a particular Tax means the opening of business on the day after the expiration of the applicable statute of limitations with respect to such Tax, including any extensions thereof made with the consent of the applicable Seller (or if such date is not a Business Day, the next Business Day).

“Tax Warranty” means a representation or warranty in Section 3.6.

“Title and Authorization Warranty” means a representation or warranty in Section 3.1, 3.2 or 4.1 of this Agreement.

“Transaction Documents” means this Agreement, each Assignment and Assumption Agreement, each Bill of Sale, the Transition Services Agreement, the Employee Leasing Agreement and each other agreement, document and certificate executed and delivered in connection with this Agreement.

“Transferred Assets” shall have the meaning set forth in Section 2.1.

“Transferred Intellectual Property” shall have the meaning set forth in Section 2.1(b).

“Transferred IT Assets” shall have the meaning set forth in Section 2.1(c).

“Transfer Taxes” shall have the meaning set forth in Section 10.1.

“Transition Services Agreement” means the Transition Services Agreement substantially in the form of Exhibit C.

“Valuation” shall mean the assets set forth in Section 2.6(b)(i).

“Valuation Expert” means Houlihan, Lokey, Howard & Zukin.

“WARN” means the worker Adjustment and Retraining Notification Act of 1988, as amended.

      1.2     Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean

“including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereby,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.
ARTICLE 2.
Purchase and Sale
      2.1     Purchase and Sale of Transferred Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, transfer, convey, assign and deliver, and, as applicable, shall cause their Affiliates to sell, transfer, convey, assign and deliver, to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers or its Affiliates, as applicable, all of Sellers’ and each of their Affiliate’s, as applicable, right, title and interest in and to the business, properties, assets, rights of whatever kind, whether tangible or intangible, real, personal or mixed, which are used, held for use or associated with Sellers’ operation of the Business, including all of the following assets (the “Transferred Assets”), in each case free and clear of all Liens, other than Permitted Liens:

(a) all bank accounts, including deposit, escrow and lock box accounts, related to the Business, including those accounts set forth on Schedule 3.15 (the “Bank Accounts”) and all cash and cash equivalents contained in the Bank Accounts;

(b) all Intellectual Property owned by a Seller and used primarily in connection with or held for use primarily in connection with the Business, including such rights to sue and recover for past infringement or misappropriation thereof and to receive all income, royalties, damages and payments for past and future infringements thereof, including those items set forth on Schedule 3.19(b) (the “Transferred Intellectual Property”);

(c) the information technology assets, systems and networks of Sellers that are used or held for use primarily in connection with the Business, including those items set forth on Schedule 3.19(a) (“Transferred IT Assets”);

(d) all office supplies used in connection with the Business;

(e) all owned or leased furniture, fixtures, vehicles and other tangible personal property owned or leased by Sellers and used or held for use in connection with the Business, including those items set forth on Schedule 2.1(e)(the “Equipment”);

(f) to the extent permitted by Law, all books, records, files, invoices, customer lists, supplier lists and other data owned, used, held for use or employed by Sellers with respect to the Business, including all information with respect to Borrowers under the Financing Agreements that is maintained in Sellers’ credit files (including financial statements, audit reports and due diligence reports);

(g) any and all current assets arising out of or with respect to the Business, including prepaid rent, prepaid suppliers, advances and other prepaid expenses and deposits (“Other Current Assets”);

(h) all legal and equitable right, title and interest of Sellers in, to and under the loan and security and credit agreements, including all amendments and modifications, by and between RFC and any of the borrowers thereunder (the “Borrowers”), which agreements are set forth on Schedule 2.1(h) (collectively, the “Financing Agreements”), all right, title and interest in, to and under the Receivables related to each of the Financing Agreements, including all promissory notes and other instruments executed by the Borrowers to RFC to evidence their respective obligations for money loaned to such Borrowers by RFC under the Financing Agreements (the “Notes Receivable”), all commitments and outstanding Advances, all related agency, inter-creditor, subordination, bailee and guaranty agreements (the “Receivables Documents”). The Receivables Documents are also listed on Schedule 2.1(h), and include all documents, certificates, filings and agreements associated therewith, including all revolving lines of credit, term loans, purchase commitments, promissory notes, mortgages and deeds of trust, as well as all pledge agreements and other security documents, files and all other collateral security relating thereto (collectively, the “Collateral”);

(i) the warrants to purchase an aggregate of 37,500 shares of The Schumacher Group of Delaware, Inc.;

(j) all rights and obligations with respect to the equity investment made by Equity Investments in SHC Holding, Inc.; and

(k) all other assets, properties and rights used or held for use primarily in connection with the Business.

      2.2     Assignment of Contracts, Leases and Other Assets. On the terms and subject to the conditions set forth in this Agreement, each Seller will assign and transfer to the Purchaser (or its designee), effective as of the Closing Date, all of Sellers’ right, title and interest in, to and under, and Purchaser (or its Affiliate) will take assignment of, the following (and all of the following shall be deemed included in the term “Transferred Assets” as used herein):

(a) all leases, agreements to lease, options to lease and licenses of real property, including ground leases, set forth on Schedule 2.2(a) (“Real Property Leases”);

(b) all Financing Agreements;

(c) the Contracts (other than the Financing Agreements) to which any Seller is a party that relate primarily to the conduct of the Business, including the Contracts set forth on Schedule 2.2(c) (“Other Transferred Contracts”);

(d) to the extent permitted by Law, all licenses and permits held by Sellers related to the Business or any of the Transferred Assets (the “Permits”), including those set forth on Schedule 2.2(d);

(e) the Commitments set forth on Schedule 2.2(e); and

(f) all non-disclosure, non-competition confidentiality and similar obligations owed to any Seller to the extent related to the Business.
Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an assignment or transfer of any Contract or other Transferred Asset, or any claim or right or any benefit or obligation thereunder or resulting therefrom, if an assignment or transfer thereof, without the consent of a third party thereto or a Governmental Authority, would constitute a breach or violation thereof or impose any obligation or liability on a Seller, and if such a consent is not obtained at or prior to the Closing, which Contract or other Transferred Asset, claim, right or benefit shall be governed by Section 5.2.
      2.3     Excluded Assets. Notwithstanding the provisions of Section 2.1, Sellers shall not sell, assign, convey, transfer or deliver to Purchaser, and Purchaser shall not purchase, acquire or take assignment or delivery of, the assets or rights of Sellers or any of their Affiliates set forth on Schedule 2.3, which assets or rights shall not be included in the term “Transferred Assets” or any other term defined in Section 2.1 (the “Excluded Assets”).
      2.4     Assumed Obligations. Purchaser shall assume at the Closing, and shall agree to pay, perform, fulfill and discharge when due all liabilities and obligations of the Business and the Transferred Assets relating to any period prior to the Closing that are set forth on Schedule 2.4, and all liabilities and obligations, whether known or unknown, of the Business and the Transferred Assets relating to the period after the Closing (collectively, the “Assumed Obligations”).
      2.5     Excluded Obligations. Purchaser shall not assume or otherwise pay, perform, discharge or be liable in respect of any liability, duty or obligation of the Business and the Transferred Assets relating to any period prior to the Closing other than the Assumed Obligations (collectively, the “Excluded Obligations”), and RFC shall be solely and exclusively liable with respect to and shall fully pay, perform and discharge all the Excluded Obligations, including the following:

(a) those litigation matters and other disputes set forth on Schedule 3.7;

(b) any Taxes of Sellers other than those Taxes pro-rated pursuant to Sections 10.2(b) and 10.3;

(c) the Intercompany Borrowings; and

(d) the Benefit Plans and all rights or liabilities in connection with and assets of the Benefit Plans, except as otherwise provided in the Employee Leasing Agreement.
      2.6     Purchase Price.
      (a) Consideration. On the terms and subject to the conditions of this Agreement, in consideration for the aforesaid sale, conveyance, assignment, transfer and delivery of the Transferred Assets and the assignment and assumption of the Assumed Obligations, the aggregate purchase price shall be an amount equal to the fair market value of the Business and the Transferred Assets as determined pursuant to Section 2.6(b) (the “Purchase Price”); provided, however, that in no event shall the Purchase Price be less than $775,000,000. At the Closing, Purchaser shall pay Sellers an amount equal to $775,000,000, less amounts previously deposited by or on behalf of Purchaser (the “Closing Date Purchase Price”). After the Closing, Purchaser shall make such additional payments of the Purchase Price, if any, as set forth in Section 2.6(b).
      (b) Transferred Assets Adjustment. The Purchase Price shall the fair market value of the Business and the Transferred Assets as of the close of business on the day prior to the Closing Date, as determined in accordance with the procedures set forth in this Section 2.6(b).

(i) Post-Closing Determination. Within 30 calendar days following the Closing Date, ResCap and RFC shall cause the Valuation Expert (or another mutually agreed-upon independent valuation firm retained and paid for by ResCap) to perform an independent valuation (the “Valuation”) of the fair market value of the Business and the Transferred Assets as of the close of business on the day prior to the Closing Date and to deliver such Valuation to ResCap, RFC and Purchaser, together with detailed supporting calculations and assumptions used by the Valuation Expert in performing the Valuation.

(ii) Payment. If the Valuation provides that the fair market value of the Business and the Transferred Assets is greater than $775,000,000, then Purchaser shall pay such difference to RFC within two Business Days after the Valuation becomes binding as provided in Section 2.6(b)(iii) or (iv). All payments pursuant to this Section 2.6 shall include interest on any such payment from the Closing Date to the date paid at the “Prime Rate” as published in the “Money Rates” table in The Wall Street Journal on the Closing Date or, if no publication occurs on the Closing Date, on the first publication date following the Closing Date.

(iii) Objections; Determination Binding. Unless Purchaser, on the one hand, or RFC and ResCap, on the other hand, gives written notice (the “Disputing Party”) to the other party of an objection to all or a part of the Valuation (a “Dispute Notice”) within 15 days after their receipt of the Valuation, the Valuation shall become binding in its entirety at the end of such 15-day period. If a Disputing Party delivers a Dispute Notice within such 15-day period and the parties are unable to agree as to all issues in the Dispute Notice within 15 days after the Dispute Notice is delivered by the Disputing Party, then the Valuation shall be submitted to an independent valuation firm (other than the Valuation Expert) chosen by the Disputing Party (the “Dispute Firm”) to resolve the issues set forth in the Dispute Notice in accordance with Section 2.6(b)(iv). The Disputing Party shall bear the costs of the Dispute Firm.

(iv) Dispute Resolution. The Dispute Firm shall conduct such review of the Valuation, the Dispute Notice and any supporting documentation as the Dispute Firm in its sole discretion deems necessary (but excluding any documentation created by the parties in attempting to resolve any disputes relating to this Section 2.6(b)), and the Dispute Firm shall hear such presentations by the parties as the Dispute Firm in its sole discretion deems necessary, if any. The Dispute Firm shall be provided full access to the books and records of Sellers and Purchaser as well as the audit work papers of the Valuation Expert related to such determination. The Dispute Finn shall, as promptly as practicable and in no event later than 30 days following its receipt of the Dispute Notice, deliver to Purchaser, ResCap and RFC a report (the “Adjustment Report”), which shall set forth, in reasonable detail, the Dispute Firm’s determination with respect to the issues specified in the Dispute Notice, and the revisions, if any, to be made to the Valuation together with supporting calculations. If the difference between the Valuation and the valuation of the Business and the Transferred Assets in the Adjustment Report is not greater than 10% of the Valuation, the Valuation shall be final and binding on the parties, absent arithmetical error, and shall be deemed a final arbitration award that is enforceable against each of the parties in any court of competent jurisdiction and the Purchase Price shall be adjusted according to the Valuation and paid in accordance with Section 2.6(b)(ii). If the difference between the Valuation and the valuation of the Business and the Transferred Assets in the Adjustment Report is greater than 10% of the Valuation, unless Purchaser, on the one hand, or RFC and ResCap, on the other hand, gives written notice (the “Second Disputing Party”) to the other party of an objection to all or a part of the Adjustment Report (a “Second Dispute Notice”) within 15 days after their receipt of the Adjustment Report, the Adjustment Report shall become binding in its entirety at the end of such 15-day period. If a Second Disputing Party delivers a Second Dispute Notice within such 15-day period and the parties are unable to agree as to all issues in the Adjustment Report within 15 days after the Second Dispute Notice is delivered by the Second Disputing Party, then the Valuation and the valuation in the Adjustment Report shall be submitted to an independent valuation firm (other than the Valuation Expert or the Dispute Firm) chosen by the Second Disputing Party (the “Second Dispute Firm”) to resolve the issues set forth in the Second Dispute Notice. The Second Disputing Party shall bear the costs of the Second Dispute Firm. The Second Dispute Firm shall conduct such review of the Valuation, the Adjustment Report, the Second Dispute Notice and any supporting documentation as the Second Dispute Firm in its sole discretion deems necessary, and the Second Dispute Firm shall hear such presentations by the parties as the Second Dispute Firm in its sole discretion deems necessary, if any. The Second Dispute Firm shall be provided full access to the books and records of Sellers and Purchaser as well as the audit work papers of the Valuation Expert and the Dispute Firm related to such determination. The Second Dispute Firm shall, as promptly as practicable and in no event later than 30 days following its receipt of the Second Dispute Notice, deliver to Purchaser and Sellers a report (the “Second Adjustment Report”), in which the Second Dispute Firm shall resolve the disputes set forth in the Second Dispute Notice and shall calculate the appropriate valuation of the Business and the Transferred Assets. The Second Adjustment Report shall set forth, in reasonable detail, the Second Dispute Firm’s determination with respect to the issues specified in the First Dispute Notice and the Second Dispute Notice, and the revisions, if any, to be made to the Valuation and the Adjustment Report together with supporting calculations. The Second Adjustment Report shall also set forth the final and binding valuation of the Business and the Transferred Assets (the “Final Valuation”) by calculating the average of the valuation of the Business and the Transferred Assets contained in the Valuation, the Adjustment Report and the Second Adjustment Report. The Final Valuation shall be final and binding on the parties, absent arithmetical error, and shall be deemed a final arbitration award that is enforceable against each of the parties in any court of competent jurisdiction and the Purchase Price shall be adjusted according to the Final Valuation and paid in accordance with Section 2.6(b)(ii).
      2.7     Closing. The Closing shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 71 South Wacker Drive, Chicago, Illinois 60606, at 10:00 a.m. central time on August 27, 2007, or such other place, date and time as is mutually agreeable to Sellers and Purchaser (the “Closing Date”).

      2.8     Deliveries of Sellers. At the Closing, the applicable Seller shall deliver to Purchaser:

(a) the Transition Services Agreement, duly executed by Sellers;

(b) an Assignment and Assumption Agreement, only executed by Sellers;

(c) a Bill of Sale, duly executed by Sellers;

(d) the Transferred Assets, by making such Transferred Assets available to Purchaser at their present location;

(e) the Employee Leasing Agreement, duly executed by Sellers;

(f) all other conveyance documents reasonably requested by Purchaser to transfer to Purchaser the Transferred Assets; and

(g) any other items to be delivered by Sellers as required under the terms and provisions of this Agreement.
      2.9     Deliveries of Purchaser. At the Closing, Purchaser shall deliver to Sellers, as applicable:

(a) the Closing Date Purchase Price, in accordance with Section 2.6, in immediately available funds by wire transfer to an account or accounts that have been designated by RFC at least two Business Days prior to the Closing Date;

(b) the Transition Services Agreement, duly executed by Purchaser;

(c) an Assignment and Assumption Agreement, duly executed by Purchaser;

(d) the Employee Leasing Agreement, duly executed by Sellers; and

(e) any other items to be delivered by Purchaser under the terms and provisions of this Agreement.
ARTICLE 3.
Representations and Warranties of Sellers
      Sellers, jointly and severally, represent and warrant to Purchaser, as of the date hereof, as follows:
      3.1     Authority of Sellers. Each Seller is a limited liability company validly existing, duly organized and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each Seller has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated in this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party has been duly authorized by all necessary corporate action. This Agreement has been, and each other Transaction Document to which it is a party will be at Closing, duly and validly executed and delivered by each Seller and this Agreement constitutes, and each of the other Transaction Documents will constitute, the legal, valid and binding obligation of each Seller that is a party thereto, enforceable against each Seller in accordance with its terms.
      3.2     Title to Assets. Except as otherwise set forth herein and except as disclosed in Schedule 3.2, each Seller, as applicable, has good and marketable title to, and is the sole and lawful owner of, all of the Transferred Assets, free and clear of any Lien other than Permitted Liens. Except as set forth on Schedule 3.2 and subject to obtaining all applicable consents and approvals and Section 5.2 hereof, (a) each Seller, as applicable, has the full right to sell, convey, transfer, assign and deliver the Transferred Assets to Purchaser and (b) at the Closing, each Seller, as applicable, shall convey to Purchaser good and marketable title to the Transferred Assets, free and clear of any Lien (other than Permitted Liens).

      3.3     Consents and Approvals. No consent of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made, as applicable, by either Seller in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated by this Agreement or by any other Transaction Document, except for consents, declarations, filings and registrations the failure to have which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
      3.4     Financial Statements. Schedule 3.4 sets forth the unaudited balance sheet and statement of income of the Business as of August 26, 2007 (collectively, the “Financial Statements”). The Financial Statements were prepared from the books and records of RFC. The Financial Statements, subject to normal year-end adjustments and the absence of notes, fairly present in all material respects the financial condition and the results of operations of the Business as of the date of and for the period referred to in such Financial Statements.
      3.5     No Material Adverse Change. Except as set forth on Schedule 3.5, since December 31, 2006 there has not occurred any change in the Business that had, or could reasonably be expected to have, a Material Adverse Effect.
      3.6     Tax Matters. All Tax Returns with respect to the Transferred Assets that are required to be filed by RFC before the Closing Date, have been or will be timely filed. The information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been or will be timely paid in full (except to the extent that a failure to file such Tax Returns or pay such Taxes, or an inaccuracy in such Tax Returns would not result in Purchaser being liable for such Taxes nor give rise to a Lien on the Transferred Assets).
      3.7     Litigation. Except as set forth on Schedule 3.7, there is no demand, claim, suit, action, arbitration or legal, administrative or other proceeding pending or, to Sellers’ Knowledge, threatened against RFC or any of its Affiliates, officers, directors or employees and relating to the Business, the Transferred Assets or the Assumed Obligations.
      3.8     Contracts. Schedule 2.2(c) sets forth a true, accurate and complete list of all Other Transferred Contracts (other than the Financing Agreements) of the following types to which RFC is a party or by which it is bound with respect to the Business, or to which any of the Transferred Assets is subject:

(a) any lease (whether of real or personal property) (A) providing for annual rentals of $100,000 or more, (B) which has a term that will extend for more than 12 months after Closing or (C) that is not cancellable without cost on 90 days’ or less notice by a Seller;

(b) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets (A)(i) providing for annual payments by RFC of $100,000 or more or (ii) with a party to which aggregate annual payments are made by RFC of $100,000 or more, (B) which has a term that will extend for more than 12 months after Closing or (C) that is not cancellable without cost on 90 days’ or less notice by RFC;

(c) any sales, customer or other similar Contract providing for the sale by RFC of materials, supplies, goods, services, equipment or other assets (A)(i) that provides for annual payments to RFC of $100,000 or more or (ii) with a party to which aggregate annual payments are made to RFC of $100,000 or more, (B) which has a term that will extend for more than 12 months after Closing or (C) that is not cancellable without cost on 90 days’ or less notice by RFC;

(d) any partnership, joint venture or other similar agreement or arrangement;

(e) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(f) any option, license, franchising or similar contract;

(g) any agency, dealer, sales representative, marketing, distribution or other similar agreement;

(h) any Contract (other than the Financing Agreements) pursuant to which RFC has made or will make loans or advances, or has or will become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(i) any power of attorney or agency Contract or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of RFC or RFC is granted the authority to act for or on behalf of any Person;

(j) any Contract which relates to the management, operation or governance of RFC;

(k) any other Contract for which the full performance thereof may extend beyond three months from the Closing Date;

(l) any Contract containing commitments of suretyship, guaranty or indemnification by the Business (except for guarantees, warranties and indemnities in connection with the sale of goods in the ordinary course of business);

(m) any Contract with any employee, officer or director of RFC, or with any stockholder or other Affiliate of RFC;

(n) any commission agreements and exclusive sales agreements; and

(o) any other contract, commitment, arrangement or plan that is material to RFC or the conduct of the Business.
RFC has delivered to Purchaser true, accurate and complete copies of each document set forth on Schedule 2.2(c). Each Contract set forth on Schedule 2.2(c) is legal, valid, binding, enforceable and in full force and effect in accordance with its respective terms. RFC is not nor, to Sellers’ Knowledge, is any other party, in default, violation or breach in any respect under any such Contract.
      3.9     Financing Agreements. Schedule 3.9 sets forth a true and complete list of all Financing Agreements, including (i) the name of each Borrower under the Financing Agreements (to the extent reasonably practicable), (ii) the principal amount outstanding and total commitment amount thereunder and (iii) such other items as reasonably requested by Purchaser. RFC has underwritten and credit approved, in accordance in all material respects with its applicable underwriting and credit policies and procedures (which policies and procedures are contained in the Health Capital Resource Guide), all transactions that are represented by the Financing Agreements. Except as set forth on Schedule 3.9, to Sellers’ Knowledge, there is no contest, claim, dispute or right of set-off under any Financing Agreement, nor has RFC taken any action that could reasonably be expected to give rise to a contest, claim, dispute or right of set-off under and Financing Agreement. Except as set forth on Schedule 3.9:

(a) Neither RFC nor any of its Affiliates is in breach in any respect of any representation or warranty provided under or in connection with any of the Financing Agreements;

(b) RFC and its Affiliates have performed in all material respects all of the obligations required to be performed by such entity under or in connection with the Financing Agreements;

(c) The Financing Agreements constitute the legal, valid and binding obligation of the parties thereto, enforceable in accordance with their terms; and

(d) To Sellers’ Knowledge, RFC has not received written notice that any party to a Financing Agreement disputes Sections 3.9(a)-(c).
      3.10     Compliance with Laws. Except as set forth on Schedule 3.10, RFC is, in all material respects, in compliance with all applicable Laws applicable to the Business, and RFC is not in default with respect to any judgment, order, injunction, settlement agreement or decree of any Governmental Authority (it being understood that the representation contained in this Section 3.10 shall not apply to Tax matters, as the sole and exclusive representations and warranties with respect to Tax matters are set forth in Section 3.6).

      3.11     Sufficiency of Transferred Assets. Except as set forth on Schedule 3.11, the Transferred Assets, whether real or personal, tangible or intangible, (a) comprise all of the assets, properties and rights that are necessary to conduct the Business as it is currently conducted consistent with past practice and (b) comprise all of the assets, properties and rights that are currently used by RFC and its Affiliates to conduct the Business.
      3.12     Real Property. RFC does not own any real property that is used in the conduct of the Business. RFC has delivered true, correct and complete copies of all Real Property Leases, and any amendments, supplements, schedules or exhibits thereto.
      3.13     Environmental Matters. To Sellers’ Knowledge:

(a) No Hazardous Materials (as defined in clause (d) below) have been used, stored or otherwise handled in any manner on, under, in, from or affecting the Leased Real Property, and no Hazardous Materials have at any time been released into, stored or deposited over, upon or below the Leased Real Property.

(b) RFC has not received any notice of any violations (nor are they aware of any existing violations) of any applicable laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials on, under, in, from or affecting the Leased Real Property and there are no legal actions or proceedings pending or threatened by any person with respect to any such violations.

(c) The Leased Real Property is currently being, and as in the past been, operated by RFC in all material respects in accordance with, and in all material respects in compliance with, all applicable Environmental Laws.

(d) “Hazardous Materials” are any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including gasoline, crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea formaldehyde insulation. “Environmental Laws” are any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any governmental authority or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment.
      3.14     Receivables and Receivables Documents.
      (a) The Receivables represent legal, valid and binding obligations arising from financing transactions actually made in the ordinary course of the Business. No Receivable or Receivables Document contravenes any Law applicable thereto, and neither RFC nor, to Sellers’ Knowledge, any other party to any such Receivables Document is in violation in any material respect with any Law applicable thereto. Except as set forth on Schedule 3.14, the Receivables are current and the amounts due and payable thereunder are not delinquent or past due in accordance with the terms of the applicable Financing Agreement. Schedule 3.14 sets forth a true and complete list of loan losses, foreclosures, delinquencies and charge-offs of RFC in connection with the Business since September 1, 2006. Except as set forth on Schedule 3.14, to Sellers’ Knowledge, there is no contest, claim or right of set-off under any Receivable with any Payor relating to the amount or validity of such Receivables, nor has RFC taken any action or failed to take any action that could reasonably be expected to give rise to a contest, claim or right of set-off under any Receivable. Except as set forth on Schedule 3.14, RFC has no Receivables from any Affiliate or from any of its directors, officers, employees, stockholders or members.
      (b) Except as set forth on Schedule 3.14, RFC owns all right, title and interest in and to each Receivable and has a valid security interest in the Collateral securing or purporting to secure such Receivable. Each Receivable and Receivables Document is a valid, binding and legally enforceable obligation of RFC and, to Sellers’ Knowledge, each other party thereto. RFC has fulfilled in all material respects its respective obligations under each Receivable and Receivables Document.

      (c) Except as set forth on Schedule 3.14, no Person has a participation in or other right to receive any payments under any Receivable, and RFC has not taken any action to convey any right to any Person that would result in such Person having a right to any payments received with respect to any Receivable.
      (d) All material filings and other actions required to be made, taken or performed by any Person in any jurisdiction to give RFC a first priority perfected ownership or security interest in any and all collateral required by the related Receivables Documents to secure any Receivable (including any chattel paper or accounts receivables, general intangibles or instruments underlying any Receivable) have been made, taken or performed, except that where the failure to have made such filings or taken such actions would not materially impair the collectibility of such Receivables.
      (e) RFC has complied in all material respects with its established policies and procedures in establishing loan loss reserves for the Receivables and any other transactions arising out of the Financing Agreements.
      3.15     Bank Accounts. Schedule 3.15 constitutes a full and complete list of all the Bank Accounts of RFC used in connection with the Business. Except as set forth on Schedule 3.15, all cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal. The JPMorgan Bank Account of RFC (Account #: 1099829, Account Name: GMAC RFC Health Capital) is reconciled on a timely basis, is fully funded and, to Sellers’ Knowledge, is free from errors.
      3.16     Insurance. Schedule 3.16 constitutes a full and complete list of all policies of insurance to which RFC is a party or is a beneficiary or named insured relating to the Business. RFC has in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein. No notice of cancellation or termination has been received with respect to any insurance policy set forth on Schedule 3.16. RFC carries insurance covering the Business in amounts and types of coverage that are adequate and customary in the industry and against risks and losses that are usually insured against by persons holding or operating similar properties and similar businesses to the Business. Except as set forth on Schedule 3.16, no claims have been asserted by RFC under any of the insurance policies of RFC or relating to its properties, assets or operations.
      3.17     Employee Benefits.
      (a) Sellers do not maintain, sponsor nor have any obligation to contribute to any “employee benefit plan” (within the meaning of section 3(3) of ERISA) or any plan which is not an employee benefit plan, with the exception of the Benefit Plans.
      (b) All Benefit Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of Law and no notice has been issued by any governmental authority questioning or challenging such compliance. Each Benefit Plan which is intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the IRS. None of the Benefit Plans is subject to title IV of ERISA.
      (c) Sellers do not contribute to or have any obligation to contribute to any Multiemployer Plan with respect to any Employees.
      3.18     Licenses and Permits. Except as set forth on Schedule 3.18, RFC has obtained, and is in compliance with, all necessary licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings (collectively, “Permits,” a complete list of which is set forth on Schedule 3.18) required by and all federal, state, local and other governmental or regulatory authorities and all courts and other tribunals for the conduct of the Business as currently conducted. To Sellers’ Knowledge, there are no proceedings pending or threatened that may result in the revocation, cancellation or suspension, or any adverse modification of any such Permits. To Sellers’ Knowledge, there are no disciplinary actions under any such Permits pending or threatened, no prior proceeding or disciplinary action has resulted in adverse action against RFC.

      3.19     Intellectual Property. To Sellers’ Knowledge:

(a) Schedule 3.19(a) sets forth a true and complete list of all Transferred IT Assets and Schedule 3.19(b) sets forth a true and complete list of all Transferred Intellectual Property as of the date hereof.

(b) Except as set forth on Schedule 3.19(b), all registrations and applications for the Transferred Intellectual Property (including registrations with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other filing offices, domestic or foreign) that are owned by RFC and that are used in and are material to the conduct of the Business as currently conducted are (i) valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and (ii) have not lapsed, expired or been abandoned, and no Transferred Intellectual Property or any registration or application therefore is the subject of any opposition, interference, cancellation proceeding or other legal proceeding (including litigation) or governmental proceeding before any Governmental Authority in any jurisdiction, or of any outstanding Order, judgment, decree or agreement adversely affecting the ownership, validity, registrability or enforceability of the Intellectual Property of RFC’s use thereof or rights thereto.

(c) Except as set forth on Schedule 3.19(c), with respect to the Transferred Intellectual Property: (i) RFC owns and possesses all right, title and interest in and to such Transferred Intellectual Property; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Transferred Intellectual Property has been made or is threatened; (iii) to Sellers’ Knowledge, none of the Transferred Intellectual Property is being infringed upon or violated by any other person; (iv) RFC has not received any notices of any infringement or misappropriation by any third party with respect to the Transferred Intellectual Property; and (v) to Sellers’ Knowledge, RFC has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties.

(d) Except as set forth on Schedule 3.19(d), each of the Transferred IT Assets used by RFC in the conduct of the Business was either: (i) developed by employees of RFC within the scope of their employment, or (ii) developed on behalf of RFC by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in RFC, as the case may be, pursuant to written agreements; or with respect to all software contracts identified as licenses, from third parties in Schedule 3.19(a). RFC has obtained the right and license to use the third-party programming and materials contained in the software programs and the technical documentation. RFC has not received any notices of any infringement or misappropriation by any third party licensor with respect to any Transferred IT Assets. RFC has the legal power to convey to Purchaser the Transferred IT Assets under this Agreement. RFC shall promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by Purchaser and necessary for the transfer or assignment of such Transferred IT Assets to Purchaser.

(e) RFC has taken all reasonable measures to protect the secrecy, confidentiality and value of all trade secrets required for, related to and used in the Business. No employee has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by RFC in the furtherance of the Business that have not been assigned to RFC.

(f) RFC is not in breach in any material respect of any (i) software contract, or (ii) any license, sublicense or other agreement relating to the Transferred IT Assets or Transferred Intellectual Property, and, except as set forth on Schedule 3.19(c), the execution and delivery of this Agreement, or the performance of its obligations hereunder will not result in the breach of, or give rise to the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right of RFC under, or a loss of any benefit to which RFC is entitled under, or the imposition of any obligation under, or a Lien on, any Software Contract, or license, sublicense or other agreement relating to the Transferred IT Assets or Transferred Intellectual Property.

      3.20     Labor.
      (a) There are no labor controversies pending or, to Sellers’ Knowledge, threatened against RFC that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.
      (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not constitute “plant closings” or “mass layoffs” (each as defined in the WARN Act or otherwise require notification to employees under WARN.
      3.21     Brokers or Finders. Except for the Valuation Expert, RFC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.
ARTICLE 4.
Representations and Warranties of Purchaser
      Purchaser represents and warrants to Sellers as follows:
      4.1     Authority of Purchaser. Purchaser is a limited liability company validly existing, duly organized and in good standing under the laws of Delaware, with all requisite limited liability company power and authority to own, lease and operate its properties and to carryon its business as now being conducted. Purchaser has all requisite limited liability company power to enter into this Agreement and lo carry out its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Purchaser has been duly authorized by all necessary corporate action. This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their terms.
      4.2     Consents and Approvals. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby and performance by Purchaser of its obligations hereunder will not, violate or conflict with any provision of any material agreement, lease, instrument, mortgage, license or franchise to which Purchaser is a party or by which any of its properties is bound or any Law applicable to Purchaser and which violation or conflict would reasonably be expected to have a material adverse effect on the financial condition of Purchaser. The failure of any Person not a party hereto to authorize or approve this Agreement or the transactions contemplated hereby will not give any Person a right to enjoin, rescind or otherwise prevent or impede the purchase or assumption, as applicable, of the Transferred Assets or the Assumed Obligations by Purchaser in accordance with the terms of this Agreement or to obtain damages from, or any other judicial relief against, any Seller or Purchaser as a result of any transactions carried out in accordance with the provisions of this Agreement.
      4.3     Financing. Purchaser shall have all necessary financial resources available to consummate the transactions contemplated hereby.
      4.4     Brokers and Finders. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.
ARTICLE 5.
Covenants
      5.1     Subsequent Actions. Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this

Agreement as promptly as practicable. If at any time after the Closing, Purchaser shall consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (a) to vest, perfect or confirm ownership (of record or otherwise) in Purchaser or its Affiliate, as applicable, its right, title or interest in, to or under any or all of the Transferred Assets or (b) otherwise to carry out this Agreement, RFC shall use commercially reasonable efforts to execute and deliver all deeds, bills of sale, installments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or its Affiliate, as applicable.
      5.2     Third Party Consents. RFC shall use commercially reasonable efforts to obtain and to cooperate with Purchaser in the effort to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals (collectively “Consents”) from third parties or Governmental Authorities necessary to consummate this Agreement and the transactions contemplated hereby. This Agreement shall not operate to assign any Contract, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the Consent of a third party thereto, would constitute a breach, default or other contravention thereof or in any way adversely the rights of RFC or Purchaser thereunder. If a Consent required to assign any Contract (including a Financing Agreement) is not obtained on or prior to the Closing Date then, to the extent permitted by Law (until such time as such Consent is obtained and the assignment of such Contract to Purchaser is effected to Purchaser’s reasonable satisfaction): (a) RFC shall use commercially reasonable efforts, at its sole expense, to (i) provide to Purchaser the benefits of the applicable Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide the benefits of the applicable Contract to Purchaser, including entering into subcontracts for performance and (iii) enforce at the request of Purchaser and for the account of Purchaser any rights of RFC arising from any such Contract; and (b) Purchaser shall use its commercially reasonable efforts to the extent permitted under the applicable Contract, to provide for the performance of the obligations of RFC on any reasonable and lawful basis. Until such time as any required Consent is obtained and the assignment of the applicable Contract to Purchaser is effected to Purchaser’s reasonable satisfaction, such Contract shall not be an Assumed Contract and shall be deemed to be an Excluded Asset.
      5.3     Employee Matters. RFC shall continue to employ the Employees after the Closing Date, and shall make the services of the Employees available to Purchaser pursuant to the terms of the Employee Leasing Agreement. Prior to the expiration of the Employee Leasing Agreement, Purchaser shall offer employment, to be effective immediately upon the expiration of the Employee Leasing Agreement (the “Employee Leasing Expiration Date”), to those Employees who are providing services to Purchaser under the Employee Leasing Agreement immediately prior to the Employee Leasing Expiration Date, upon such terms and conditions as Purchaser and RFC shall mutually agree prior to the Employee Leasing Expiration Date.
      5.4     Records: Post-Closing Access to Information.
      (a) Purchaser shall preserve and retain, and shall cause its Affiliates in accordance with the document retention policy of Purchaser, as amended from time to time, to preserve and retain, all agreements, documents, books, records and files (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the Transferred Assets or the Assumed Obligations prior to the Closing Date.
      (b) From and after the Closing Date, Purchaser shall, and shall cause its Affiliates to, afford Sellers and their respective counsel, accountants and other authorized representatives, with five Business Days’ prior notice, reasonable access during normal business hours to the respective premises, properties, personnel, books and records related to the Transferred Assets, Assumed Obligations and any other assets or information that Sellers reasonably deem necessary, including in connection with the preparation of the Valuation and any report or Tax Return required to be filed by Sellers under applicable Law (but so as not to unduly disrupt the normal course of operations of Purchaser), including preparing or defending any Tax Return and any interim or annual report or other accounting statements.

      (c) If and for so long as any party hereto is contesting or defending against any third-party charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business or Transferred Assets, each other party hereto shall (x) fully cooperate with it and its counsel in, and assist it and its counsel with, the contest or defense, (y) make available its personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses) and (z) provide such information, testimony and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefore under Article 9). For the avoidance of doubt, this Section 5.4(c) shall not apply with respect to disputes between the parties hereto.
ARTICLE 6.
Conditions Precedent to Obligations of Purchaser
      The obligation of Purchaser to execute this Agreement and consummate the transactions contemplated hereby is, at the option of Purchaser, subject to satisfaction of each of the following conditions precedent on or before the Closing Date:
      6.1     Warranties True as of Closing Date. The representations and warranties of Sellers contained herein shall be accurate, true and correct in all material respects on and as of the date hereof.
      6.2     Injunctions. No court or other Governmental Authority shall have issued an order, decree or ruling which shall then be in effect enjoining, restraining or prohibiting the completion of the transactions contemplated hereby and no suit, action or proceeding shall have been instituted by a Governmental Authority with at least a reasonable possibility of success seeking to enjoin, restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement, and no Government Authority shall have notified Purchaser or Sellers in writing that this Agreement or the consummation of the transactions contemplated by this Agreement, this Agreement would in any manner constitute a violation of any law, rule, or regulation and that it intends to commence any suit, action, or proceeding to restrain, enjoin or, prohibit the transaction contemplated by this Agreement.
      6.3     Laws. There shall not be any Law restraining, enjoining or prohibiting the consummation of the transaction contemplated by this Agreement.
      6.4     Deliveries by Sellers. Sellers shall have effected the deliveries required pursuant to Section 2.8.
ARTICLE 7.
Conditions Precedent to Obligations of Sellers
      The obligation of Sellers to execute this Agreement and consummate the transactions contemplated hereby is, at the option of Sellers, subject to the satisfaction of each of the following conditions precedent on or before the Closing Date:
      7.1     Warranties True as of Closing Date. The representations and warranties of Purchaser contained herein shall be accurate, true and correct in all material respects on and as of the date hereof.
      7.2     Compliance with Agreements and Covenants. Purchaser shall in all material respects have performed and complied with all of its covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

      7.3     Injunctions. No court or other Governmental Authority shall have issued an order, decree or ruling which shall then be in effect enjoining, restraining or prohibiting the completion of the transactions contemplated hereby and no suit, action or proceeding shall have been instituted by a Governmental Authority with at least a reasonable possibility of success seeking to enjoin, restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement, and no Government Authority shall have notified Purchaser or Sellers in writing that this Agreement or the consummation of the transactions contemplated by this Agreement would in any manner constitute a violation of any law, rule or regulation and that it intends to commence any suit, action, or proceeding to restrain, enjoin or prohibit the transactions contemplated by this Agreement.
      7.4     Laws. There shall not be any Law restraining, enjoining, or prohibiting the consummation of the transaction contemplated by this Agreement.
      7.5     Deliveries by Purchaser. Purchaser shall have effected the deliveries required pursuant to Section 2.9.
ARTICLE 8.
[RESERVED]
ARTICLE 9.
Survival and Indemnification
      9.1     Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of 24 months, except that (a) Tax Warranties in respect of a particular Tax shall survive until the Tax Statute of Limitations Date for such Tax and (b) Title and Authorization Warranties shall survive forever. Neither Purchaser nor any Seller shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefore in this Section 9.1.
      9.2     Indemnification by RFC. Subject to the following sentence and Section 9.4, RFC agrees to indemnify Purchaser, its Affiliates and its officers, directors, employees, successors and permitted assigns (the “Purchaser Indemnified Parties”) after the Closing against and in respect of, and agree to hold the Purchaser Indemnified Parties harmless from, any and all Losses asserted against, imposed on, incurred by or suffered by any Purchaser Indemnified Party arising out of or resulting from any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by RFC in this Agreement; provided, that RFC shall not have any liability under this Section 9.2(a) for any breach of or inaccuracy in any representation or warranty unless (i) in the case of all representations and warranties, except Tax Warranties and Title and Authorization Warranties, a notice of the Purchaser Indemnified Party’s claim’ is given to RFC not later than 5:30 p.m. central time on the 24-month anniversary of the Closing Date, (ii) in the case of Tax Warranties, a notice of the Purchaser Indemnified Party’s claim is given to RFC not later than 5:30 p.m. Chicago time on the Tax Statute of Limitations Date for the particular Tax in question and (iii) in the case of Title and Authorization Warranties, a notice of the Purchaser Indemnified Party’s claim is given to RFC at any time in the future;

(b) any breach of or failure by (excluding any breach or inaccuracy covered by Section 9.2(a) above) RFC to perform any agreement, covenant, obligation or undertaking of RFC set out in this Agreement delivered at the Closing; provided, that RFC shall not have any liability under this Section 9.2(b) for any breach or failure occurring on or prior to the Closing Date unless a notice of the Purchaser Indemnified Party’s claim is given to RFC, not later than 5:30 p.m. Chicago time on the 24-month anniversary of the Closing Date; or

(c) the Excluded Obligations.

      9.3     Indemnification by Purchaser. Subject to the following sentence and Section 9.4, Purchaser agrees to indemnify RFC, its Affiliates, officers, directors, employees, successors and permitted assigns (the “Seller Indemnified Parties”) after the Closing against and in respect of, and agree to hold the Seller Indemnified Parties harmless from, any and all Losses asserted against, imposed on, incurred by or suffered by any Seller Indemnified Party arising out of or resulting from any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement; provided, that Purchaser shall not have any liability under this Section 9.3(a) for any breach of or inaccuracy in any representation or warranty unless, (i) in the case of all representations and warranties, except for Title and Authorization Warranties, a notice of the Seller Indemnified Party’s claim is given to Purchaser, as applicable, not later than 5:30 p.m. Chicago time on the 24-month anniversary of the Closing Date and (Ii) in the case of Title and Authorization Warranties, a notice of the Seller Indemnified Party’s claim is given to Purchaser at anytime in the future;

(b) any breach of or failure by (excluding any breach or inaccuracy covered by Section 9.3(a) above) Purchaser to perform any agreement, covenant, obligation or undertaking of Purchaser set out in this Agreement; provided, that Purchaser shall not have any liability under this Section 9.3(b) for any breach or failure occurring on or prior to the Closing, unless a notice of the Seller Indemnified Party’s claim is given to Purchaser, as applicable, not later than 5:30 p.m. Chicago time on the 24-month anniversary of the Closing Date;

(c) any event or condition occurring after the Closing Date with respect to the Transferred Assets and the Assumed Obligations; or

(d) the Assumed Obligations.
      9.4     Limitations on Liability. Notwithstanding any other provision of this Agreement (other than Section 9.12):

(a) Other than for liability under Section 3.6, Section 9.2(c), Section 9.3, Section 9.9 or Article 10, for which, in each case, this Section 9.4(a) shall not be applicable (with the effect that indemnification for any such Losses for any such breach shall not be subject to this Section 9.4(a)), RFC shall not have any obligation to indemnify the Purchaser Indemnified Parties unless the aggregate amount of Losses subject to indemnification pursuant to Section 9.2 shall exceed I% of the Purchase Price (the “Basket Amount”), and once such amount is exceeded, RFC shall indemnify the Purchaser Indemnified Parties for, and shall be liable for, the full amount of all Losses subject to indemnification pursuant to Section 9.2 (subject to the other limitations on indemnification expressly set forth in this Agreement), without reduction for the Basket Amount.

(b) Other than for liability under Section 3.6 and Article X, in no event shall the aggregate liability of RFC for Losses incurred or suffered by the Purchaser Indemnified Parties exceed the amount equal to 25% of the Purchase Price (the “Indemnification Cap”).

(c) Other than for liability under Section 9.9 or Article 10, for which, in each case, this Section 9.4(c) shall not be applicable (with the effect that indemnification for any such Losses for any such breach shall not be subject to this Section 94(c)), Purchaser shall not have any obligation to indemnify the Seller Indemnified Parties unless the aggregate amount of Losses subject to indemnification pursuant to Section 9.2 shall exceed the Basket Amount, and once such amount is exceeded, Purchaser shall indemnify the Seller Indemnified Parties for, and shall be liable for, the full amount of all Losses subject to indemnification pursuant to Section 9.3 (subject to the other limitations on indemnification expressly set forth in this Agreement), without reduction for the Basket Amount.

(d) In no event shall the aggregate liability of Purchaser for Losses incurred or suffered by the Seller Indemnified Parties exceed the Indemnification Cap.

(e) The sole and exclusive liability and responsibility of Sellers to the Purchaser Indemnified Parties under or in connection with this Agreement or the transactions contemplated hereby, other than the Transition Services Agreement and the Employee Leasing Agreement (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation), and the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to any of the foregoing, shall be as set forth in Article 9 and Article 10.

(f) The sole and exclusive liability and responsibility of Purchaser to the Seller Indemnified Parties under or in connection with this Agreement or the transactions contemplated hereby, other than the Transition Services Agreement and the Employee Leasing Agreement (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation), and the sole and exclusive remedy of the Seller Indemnified Parties with respect to any of the foregoing, shall be as set forth in Article 9 and Article 10.

      9.5     Claims. As promptly as is reasonably practicable after knowledge of a claim for indemnification under this Agreement that does not involve a third party claim, or the commencement of any suit, action or proceeding of the type described in Section 9.6, becomes within the knowledge of Purchaser or Sellers, as the case may be, the Indemnified Person shall give written notice to the Indemnifying Person of such claim, which notice shall specify in reasonable detail the nature of such claim and the estimated amount (if then susceptible to estimation) that the Indemnified Person at the time plans to seek hereunder from the Indemnifying Person, together with such reasonably available information (if not already available to the Indemnifying Person) as may be necessary for the Indemnifying Person to determine that the limitations in Section 9.4 have been satisfied or do not apply; provided, that failure of the Indemnified Person to give such notice of any such claim shall not release, waive or otherwise affect the obligations under this Article 9 of the Indemnifying Person with respect thereto except to the extent that it is materially prejudiced by the failure or delay in giving such notice.
      9.6     Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give written notice (the “Initial Notice”) as promptly as is reasonably practicable, but in any event no later than ten Business Days after receiving notice thereof, to the Indemnifying Person of the written assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity is to be sought under this Agreement (which notice shall specify in reasonable detail the nature of such claim and the estimated amount (if then susceptible to estimation) that the Indemnified Person at that time plans to seek hereunder from the Indemnifying Person, together with such reasonably available information (if not already available to the Indemnifying Person) as may be necessary for the Indemnifying Person to determine that the limitations in Section 9.4 have been satisfied or do not apply); provided, that failure of the Indemnified Person to give such notice of any such claim or commencement shall not release, waive or otherwise affect the obligations under this Article 9 of the Indemnifying Person with respect thereto except to the extent that it is materially prejudiced by the failure or delay in giving such notice. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person within ten Business Days after the receipt of the Initial Notice from the Indemnified Person of the claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice reasonably acceptable to the Indemnified Person, and in the event of such assumption, shall have the exclusive right, subject to compliance by the Indemnifying Person with clauses (i) and (iii) of Section 9.7, to settle or compromise such claim, suit, action or proceeding. If the Indemnifying Persons do not so elect to assume such defense in accordance with the terms of this Section 9.6, the Indemnified Person may defend such claim, suit, action or proceeding in such manner as the Indemnified Person may deem appropriate, including settling such claim or action or proceeding (after giving notice of the same to each of the Indemnifying Persons) on such terms as the Indemnified Person may deem appropriate, and the Indemnifying Persons shall assist and cooperate fully with such defense as reasonably requested by the Indemnified Person and shall promptly indemnify the Indemnified Person in accordance with the provisions of Section 9.2 or 9.3, as applicable. If the Indemnifying Person so assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel separate from the counsel employed by the Indemnifying Person; provided, that the expense of separate counsel so employed shall be borne by the Indemnified Person unless there exists actual or potential conflicting interests between the Indemnifying Persons and the Indemnified Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

      9.7     Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under Section 9.6) or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 9.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided that (i) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of any settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld or delayed, (ii) if the Indemnifying Person has assumed the defense of a claim, suit, action or proceeding pursuant to Section 9.6, the Indemnified Person shall not compromise or settle such claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed, and (iii) such settlement shall not contain any finding or admission of any violation of Law or any fault on the part of the Indemnified Person, and shall not have any effect on any other claims that may be made by the Indemnified Person against the third party bringing the claim, suit, action or proceeding.
      9.8     Net Losses: Subrogation: Mitigation.
      (a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, but only if the insurance premium relating to such proceeds has not been paid for by the Indemnified Person, (ii) any Tax Benefit realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses and from the payment of any amounts to the Indemnified Person (or any of its Affiliates) on account of any Losses and (iii) any other recoveries directly relating to such Loss obtained by the Indemnified Person (or any of its Affiliates) from any other third party, less all Losses related to the pursuing and receipt of such recoveries and any related recoveries. Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries; provided, that no party shall be required to use such efforts if they would be detrimental in any material respect to such party. If any such net proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such net proceeds, benefits or recoveries (up to the amount of the Indemnifying Person’s payment).
      (b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person shall, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any insurance company or any other third party from which the Indemnified Person (and its Affiliates) has contractual indemnity rights, in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.
      (c) Purchaser and Sellers shall use commercially reasonable efforts to mitigate any Losses, whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter; provided, that no party shall be required to use such efforts if they would be detrimental in any material respect to such party.
      9.9     Special Rule for Fraud. Notwithstanding anything in this Article 9 or elsewhere in this Agreement to the contrary, in the event of a breach of a representation or warranty by any party to this Agreement that constitutes fraud or intentional deception, the representation or warranty that has been breached will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation made by any party to this Agreement or on its behalf) and will continue in full force and effect for perpetuity, and any Losses from any such breach shall not be subject to the indemnification basket, cap or other limitations contained in this Article 9.

ARTICLE 10.
Tax Matters
      10.1     Transfer Taxes. All excise, goods and services, sales (including bulk sales), use, value added, registration, recording, documentary, conveyancing, property, and transfer taxes incurred with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally (50/50) by Purchaser and Sellers. Sellers and Purchaser shall cooperate to timely prepare, and Sellers shall file or cause to be filed any returns or other filings relating to such Transfer Taxes (unless Purchaser is required by applicable Law to file the return), including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. With respect to any such returns or filings required to be filed by Sellers, Sellers shall provide Purchaser with a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax.
      10.2     Liability for Taxes and Related Matters.
      (a) Sellers shall prepare or cause to be prepared all Tax Returns relating to the Transferred Assets for periods ending on or prior to the Closing Date.
      (b) Purchaser shall prepare and file all Tax Returns relating to all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Transferred Assets for any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period,” and such Taxes, “Straddle Period Taxes”), whether imposed or assessed before or after the Closing Date. The liability for payment of each such Straddle Period Tax shall be pro-rated between Purchaser and Sellers at the Closing Date based on 100% of the amount of such Straddle Period Tax imposed for the prior taxable period. The portion of each such Straddle Period Tax that is allocable to Sellers shall be the product of (i) 100% of the amount of such tax for the prior taxable period and (ii) a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period. The amount of Tax allocable to Sellers pursuant to this Section 10.2(b) shall be withheld from the Purchase Price, and Purchaser shall be responsible for remitting all Straddle Period Taxes to the appropriate taxing authority when due.
      (c) Cooperation. Purchaser and Sellers agree to furnish or cause their Affiliates to furnish to each other upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns and other Tax filings, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Purchaser and Sellers shall cooperate, or cause their Affiliates to cooperate, with each other in the conduct of any audit or other proceeding related to Taxes and each shall execute and deliver such other documents as are necessary to carry out the intent of this Section 10.2. Purchaser and Sellers shall provide, or cause their Affiliates to provide, timely notice to each other in writing of any pending or threatened Tax audits, assessments or litigation with respect to the Transferred Assets or the Business for any taxable period for which the other party may have liability under this Agreement. Purchaser and Sellers shall furnish, or cause their respective Affiliates to furnish, to each other copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any taxable period for which the other party or its Affiliates may have liability under this Agreement.
      10.3     Tax Benefits. Except as otherwise required by applicable Law, the parties agree that any indemnity payments hereunder shall be treated as an adjustment to the Purchase Price for income Tax purposes. The amount of Taxes for which indemnification is provided hereunder shall be increased to take account of any Tax cost incurred (including any loss of deduction) by the indemnified party as a result of the receipt of such indemnity payments, and shall be reduced to take account of any Tax benefit realized by the indemnified party arising from such Loss; provided, however, that, in the case of any Tax benefit that is not recognized until a subsequent taxable period, the amount of the reduction under this Section 10.3 shall be the net present value of such Tax benefit as determined by the parties in good faith.

      10.4     Allocation of Purchase Price. Within 60 days after the Closing Date, Purchaser shall deliver to Sellers a schedule allocating the Purchase Price and Assumed Obligations among the Transferred Assets in accordance with section 1060 of the Code and the regulations thereunder (the “Allocation Schedule”). The Allocation Schedule shall include a breakdown by Governmental Authority and shall in all other material respects contain sufficient detail to enable Purchaser and Sellers to determine Taxes applicable to the transactions contemplated by this Agreement. Sellers have 30 days from the date of receipt of the Allocation Schedule to notify Purchaser in writing that Sellers dispute one or more items reflected on the Allocation Schedule as having no reasonable basis for the allocation set forth in the Allocation Schedule, which notice shall include a detailed explanation of the basis for the dispute. If Sellers do not provide such notice to Purchaser, Sellers shall be deemed to have accepted the Allocation Schedule as submitted by Purchaser. If Sellers do provide such notice, Sellers and Purchaser shall negotiate in good faith to resolve such dispute. If Sellers and Purchaser fail to resolve any such dispute within 30 days of Purchaser’s receipt of Sellers’ notice, the Arbitrating Accounting Firm shall be engaged for resolution of the dispute with respect to the allocation of the Purchase Price and Assumed Obligations to the extent such allocation is in dispute. The determination of the Arbitrating Accounting Firm shall be final and binding on all parties. The parties agree not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes. The fees and expenses of the Arbitrating Accounting Firm in connection with the resolution of any dispute shall be paid equally by Purchaser and Sellers.
ARTICLE 11.
Miscellaneous
      11.1     Expenses. Each party hereto shall bear its own expenses with respect to this transaction.
      11.2     Amendment. This Agreement may be amended, modified or supplemented only in writing signed by each of the parties hereto.
      11.3     Notices. Any written notice to be given hereunder shall be deemed given: (a) when received if given in person or by nationally recognized courier; (b) on the date of transmission if sent by telecopy, e-mail or other wire transmission (receipt confirmed); (c) three Business Days after being deposited in the US mail, certified or registered mail, postage prepaid; and (d) if sent by an internationally recognized overnight delivery service, the second Business Day following the date given to such overnight delivery service (specified for overnight delivery and receipt confirmed). All notices shall be addressed as follows:
      If to any Seller, addressed as follows:

Residential Funding Company, LLC
or
Equity Investments II, LLC
c/o Residential Capital Corporation, LLC
8400 Normandale Lake Boulevard
Minneapolis, Minnesota 55437
Attention: General Counsel
Telephone: (952) 857-6955
Facsimile: (952) 857-6960

with a copy to:

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Elizabeth A. Raymond, Esq.
Telephone: (312) 701-7322
Facsimile: (312) 701-7711

If to Purchaser, addressed as follows:

GMAC Commercial Finance LLC
1290 Avenue of the Americas
3rd Floor
New York, NY 10104
Attn: General Counsel
Telephone: (212) 884-7272
Facsimile: (212) 884-7372

with a copy to:

GMAC LLC
200 Renaissance Center
Mail Code 482-B09-B11
Detroit, Michigan 48265
Attn: General Counsel
Telephone: (313) 656-6128
Facsimile: (313) 566-0390
      11.4     Waivers. The failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.
      11.5     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
      11.6     Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules and Exhibits thereto are for convenience only and shall not be deemed part of this Agreement.
      11.7     Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.
      11.8     Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, that no assignment of either party’s rights or obligations may be made without the written consent of the other party, which consent shall not be unreasonably withheld or delayed, other than an assignment to an Affiliate of either party, including in connection with any financing transactions entered into by Purchaser.
      11.9     No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, solely with respect to Article 9 and Article 10, any Indemnified Person hereunder, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party, including any employee or former employee of Sellers or any participant or beneficiary in any benefit plan, program or arrangement.
      11.10     Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY SUCH PARTY AGAINST THE OTHER IN CONNECTION WITH OR ARISING FROM THIS AGREEMENT.
      11.11     Schedules. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.
      11.12     Incorporation. The respective Schedules, Exhibits and Appendices attached hereto and referred to herein are incorporated into and form a part of this Agreement.
      11.13     Complete Agreement. This Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and understandings.
      11.14     Disclaimer. Sellers disclaim any representations or warranties except as specifically set forth in this Agreement (or any agreement or document referred to in this Agreement or delivered in connection with the transactions contemplated by this Agreement).
      11.15     Public Announcements. Sellers and Purchaser each agree that they and their Affiliates shall not issue any press release or otherwise make any public statement or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, which shall not be unreasonably withheld or delayed, except as may be required by Law or by any stock exchanges having jurisdiction over Sellers, Purchaser or their Affiliates.
      11.16     Further Assurances. At any time and from time to time after the Closing, at Purchaser’s reasonable request and without further consideration, each Seller shall execute and deliver, and cause its Affiliates, as appropriate, to execute and deliver, such other instruments of sale, transfer, conveyance, assignment and confirmation and take such further actions as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser (or any successor or permitted assign of Purchaser), and to confirm Purchaser’s (and any such successor’s and assign’s) title to the Transferred Assets, to put Purchaser (and any such successors and assigns) in actual possession and operating control thereof and to assist Purchaser (and any such successors and assigns) in exercising all rights, title and interests with respect thereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on August 27, 2007.

RESIDENTIAL FUNDING COMPANY, LLC

By:	/s/ James G. Jones

Name: James G. Jones
Title: Chief Executive Officer

EQUITY INVESTMENTS II, LLC

By:

Name:
Title:

GMAC COMMERCIAL FINANCE LLC

By:

Name:
Title:

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on August 27, 2007.

RESIDENTIAL FUNDING COMPANY, LLC

By:

Name:
Title:

EQUITY INVESTMENTS II, LLC

By:	/s/ David Flavin

Name: David Flavin
Title: CFO

GMAC COMMERCIAL FINANCE LLC

By:

Name:
Title:

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on August 27, 2007.

RESIDENTIAL FUNDING COMPANY, LLC

By:

Name:
Title:

EQUITY INVESTMENTS II, LLC

By:

Name:
Title:

GMAC COMMERCIAL FINANCE LLC

By:	/s/ William C. Hall, Jr.

Name: William C. Hall, Jr.

Title:	President and C.E.O.